                                                                   EXHIBIT 20.01
                             [SCHAWK LETTERHEAD]


March 27, 1995



Securities and Exchange Commission
File Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re: Schawk, Inc.
Registration Statement on Form S-1
File No. 85152

Gentlemen:

Schawk, Inc. (the "Company") hereby notifies the Commission of its decision to withdraw the above-referenced Form S-1 Registration Statement and requests that an order consenting to the withdrawal be entered pursuant to Rule 477(c).

The Company filed the Registration Statement on Form S-1 with respect to shares of its Class A Common Stock in October 1994, and filed the most recent pre-effective amendment thereto on January 10, 1995. Due to unfavorable market conditions, the Company has determined not to proceed with the offering at this time. Accordingly, no shares of Class A Common Stock have been or will be sold pursuant to the registration statement.

If you have any questions, please contact Jennifer R. Evans of Vedder, Price, Kaufman & Kammholz at (312) 609-7686.

Very truly yours,



SCHAWK, INC.

By:/s/Marie Meisenbach Graul
   ----------------------------
Marie Meisenbach Graul
Chief Financial Officer and Treasurer

cc: Letty G. Lynn, Branch Chief, Division of Corporation Finance (Branch 4) Jennifer S. Reader, Division of Corporation Finance (Branch 4)
George A. Hnatiw, Division of Corporation Finance
Jennifer R. Evans, Esq.